Exhibit 7.09

AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER, dated as of December 20, 2015 (this “Amendment”), among Excelsior Union Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Solid Union Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and Mindray Medical International Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”). Parent, Merger Sub and the Company may hereafter be referred to as a “Party” in their individual capacities and as “Parties” collectively.

WHEREAS, the Parties have entered into that certain Agreement and Plan of Merger (the “Original Agreement”), upon the terms and subject to the conditions of which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly owned subsidiary of Parent as a result of the Merger;

WHEREAS, the Parties desire to amend Section 2.02(c) of the Original Agreement in the manner herein below set forth;

WHEREAS, Section 9.10 of the Original Agreement provides that the Parties may amend the Original Agreement by action taken by or on behalf of their respective boards of directors by an instrument in writing at any time prior to the Effective Time;

WHEREAS, the Company Board, acting upon the unanimous recommendation of the Special Committee, has (i) determined that it is in the best interest of the Company and its shareholders (other than holders of the Excluded Shares), and declared it advisable, to enter into this Amendment, (ii) adopted resolutions approving the execution, delivery and performance by the Company of this Amendment and the consummation of the transactions contemplated by the Original Agreement, as amended by this Amendment, including the Merger, and (iii) resolved to recommend that the shareholders of the Company approve the Original Agreement, as amended by this Amendment, and the Transactions; and

WHEREAS, the board of directors of each of Parent and Merger Sub has (i) approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Amendment and the consummation of the transactions contemplated by the Original Agreement, as amended by this Amendment, and (ii) declared it advisable for Parent and Merger Sub, respectively, to enter into this Amendment;

NOW, THEREFORE, in consideration of the foregoing and the mutual terms herein set forth, the Parties agree, as follows:

1.          Definitions; References. Unless otherwise specified herein, all capitalized terms used in this Amendment shall have the meanings attributed thereto by the Original Agreement.

2.          Amendment to Section 2.02(c). Section 2.02(c) of the Original Agreement is hereby deleted and replaced in its entirety to read as follows:

(c)         At or immediately prior to the Effective Time, each Restricted Share and each RSU granted under the Share Incentive Plans shall be cancelled, and

(i)          each holder of Restricted Shares or RSUs that are vested on or prior to January 1, 2016 and each member of the Special Committee who holds Restricted Shares or RSUs that are not vested on or prior to January 1, 2016 shall have the right to receive from the Surviving Corporation as soon as practicable following the Effective Time an amount in cash determined by multiplying (x) the Per Share Merger Consideration by (y) the number of Shares subject to such Restricted Shares or RSUs, as applicable; and

(ii)         each holder (other than any member of the Special Committee) of Restricted Shares or RSUs that are not vested on or prior to January 1, 2016 and are cancelled at the Effective Time shall receive restricted cash awards (each a “RCA” and collectively “RCAs”). Each RCA shall entitle the holder thereof to receive an amount equal to the Per Share Merger Consideration. The Surviving Corporation shall pay each holder 50% of his or her RCAs on January 1, 2017 and the remaining 50% on January 1, 2018; provided, however, that if the holder is a United States taxpayer, then such holder shall instead be paid his or her RCAs arising from RSUs in accordance with the payment timing of the settlement provisions of the related RSU award agreement (with the RCA attributable to an RSU paid on the date such RSU otherwise would have been settled).

3.          Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Merger Sub that (i) it has all requisite corporate power and authority to execute and deliver this Amendment, to perform its obligations hereunder and, subject to the approval of the Original Agreement, as amended by this Amendment, by the Requisite Company Vote, to consummate the Merger; (ii) the execution, delivery and performance by the Company of this Amendment and the consummation by the Company of the Merger have been duly and validly authorized by the Company Board, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Amendment and consummation by it of the Merger, in each case, subject only to the approval of the Original Agreement, as amended by this Amendment, by the Requisite Company Vote, all in accordance with the memorandum and articles of association of the Company; (iii) this Amendment has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception; and (iv) none of the requirements or restrictions of any Takeover Statute would apply to prevent the consummation of any of the transactions contemplated by this Amendment or the Original Agreement, including the Merger, and that the Company Board has adopted such resolutions as are necessary so that the Takeover Statutes are rendered inapplicable to the Merger, any of the other Transactions, this Amendment, the Original Agreement or any other transaction contemplated by this Amendment or the Original Agreement.

4.          Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that (i) each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Amendment, to perform its obligations hereunder and to consummate the Transactions; (ii) the execution, delivery and performance of this Amendment by Parent and Merger Sub have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Amendment or to consummate the Transactions; and (iii) this Amendment has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

5.          Continuation of Agreement as Amended. The Original Agreement, as amended by this Amendment, shall continue in full force and effect.

6.          Other Miscellaneous Terms. The provisions of Article IX (General Provisions) of the Original Agreement shall apply mutatis mutandis to this Amendment, and to the Original Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified by this Amendment.

7.          Execution in Counterparts. This Amendment may be executed in multiple counterparts, any one of which need not contain the signatures or more than one party, but all such counterparts taken together will constitute one and the same instrument. This Amendment may be transmitted to each of the Parties by facsimile or email (.pdf) and each of the Parties may sign the facsimile each of which shall be presumed valid and binding.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

Excelsior Union Limited

By	/s/ Li Xiting
Name: Li Xiting
Title: Director

Solid Union Limited

By	/s/ Li Xiting
Name: Li Xiting
Title: Director

Mindray Medical International Limited

By	/s/ Ronald Ede
Name: Ronald Ede
Title: Director and Chairman of the Special Committee

 [Signature Page to Amendment No. 1 to the Agreement and Plan of Merger]